AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 1997

                                                Registration No. 33-


                               SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549

                                      -----------------
                                             FORM S-8
                                   REGISTRATION STATEMENT
                                            Under
                                  THE SECURITIES ACT OF 1933
                                      ----------------

                                 THE SOUTHLAND CORPORATION
                     (Exact name of registrant as specified in its charter)

       Texas
	(State or other jurisdiction of                            75-1085131
	incorporation or organization)                          (I.R.S. Employer
	                                                        Identification No.)

                               2711 North Haskell Avenue
                               Dallas, Texas 75204-2906
               (Address of principal executive offices, including zip code)
                                ------------------------


                           THE SOUTHLAND CORPORATION SUPPLEMENTAL
                         EXECUTIVE RETIREMENT PLAN FOR ELIGIBLE EMPLOYEES
                              (Full title of the plan)


                                        Carol S. Hilburn
                                  Associate General Counsel
                                   The Southland Corporation
                                  2711 North Haskell Avenue
                                   Dallas, Texas 75204-2906
                                        (214) 828-7011
                  (Name, address and telephone number of agent for service)


                              CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------

   Title of                               Proposed
securities to be     Amount to be          maximum           Proposed maximum
registered          registered (2)      offering price      aggregate offering      Amount of
                                         per share1          price1               registration fee
----------------------------------------------------------------------------------------------------
Deferred
Compensation        $3,000,000            100%               $3,000,000           $885.00
Obligations(1)
----------------------------------------------------------------------------------------------------

   (1) The Deferred Compensation Obligations are unsecured obligations of The Southland Corporation to pay deferred compensation in the future in accordance with the terms of The Southland Corporation
Supplemental Executive Retirement Plan for Eligible Employees.
   (2) The maximum aggregate offering price is based upon an estimate, solely for the purposes of calculating the registration fee.

PART I.                INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended. Such document(s) and the documents incorporated by reference herein pursuant to
Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II.             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

   The following documents have been filed with the Securities and Exchange Commission (the "Commission") by The Southland Corporation (File Nos. 0-676 and 0-16626), a Texas corporation (the "Company"), and are incorporated herein by reference and made a part hereof:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

(b) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997; and

(c) The description of the Company's Common Stock, $.0001 par value per share, contained in Item 1 of the Company's Registration Statement on Form 8-A filed with the Commission on December 12, 1990.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the effective date hereof and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.    DESCRIPTION OF SECURITIES.

    The Southland Corporation Supplemental Executive Retirement Plan for Eligible Employees (the "SERP") is a nonqualified deferred compensation plan for eligible employees of The Southland Corporation and its subsidiaries (the "Company"). Participation in the SERP is voluntary. All Highly Compensated Employees of the Company are eligible to participate in the SERP for any year beginning on or after the date 12 months after the Highly Compensated Employee was first employed by the Company. For purposes of the SERP, a "Highly Compensated Employee" means an employee of the Company who, during the preceding calendar year, received W-2 compensation in excess of $80,000, as adjusted under Code section 414(q)(1).

    Under the terms of the SERP, a participant may defer up to 12% of the participant's Eligible Compensation. For purposes of the SERP, "Eligible Compensation" means the sum of (a) W-2 compensation paid while the employee is eligible to make Deferrals into this plan, (b) any deferrals made to The Southland Corporation Employees' Savings and Profit Sharing Plan (the "Profit Sharing Plan") and (c) any salary reduction amounts from the employee taken on a pre-tax basis. Eligible Compensation in a calendar year in excess of $160,000 (for 1998), as adjusted under Code section 401(a)(17), will not be taken into account in determining Eligible Compensation.

    Amounts deferred pursuant to the SERP will be credited by book entry to the participant's Account, which shall be held by the Company for the participant's benefit. For purposes of the SERP, the "Account" shall consist of Deferrals, Matching Contributions and Interest that are held for the credit of a participant. All such amounts shall be held in the general funds of the Company and each participant will have the status of a general unsecured creditor of the Company with respect to his or her Account. On the last day of each Plan Year each Participant's Account will be credited with Interest on the average balance in his or her Account (excluding current Plan Year Company Matching Contribution) at the end of each of the 12 preceding calendar months. The Interest rate will be equal to 120% of the applicable federal long-term rate, for compounding annually, as published by the Internal Revenue Service. This annual rate will be reset for all Account balances each January 1 based upon the applicable federal long-term rate as of December 1 of the preceding year.

    The obligations of the Company under the SERP (the "Obligations") will be unsecured general obligations, of the Company, to pay in the future the value of the Account including the Deferrals, Matching Contributions (if any), and all accrued Interest. The Obligations will rank equally with the other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. Benefits due shall be distributed at the time or times selected by the Participant at the time the Participant selects, in writing, on an "Enrollment Form" which must be completed prior to the start of any year during which the Participant elects to make Deferrals.

    In addition to a Participant's Deferrals each Plan Year, a Participant's Account may be credited with a Matching Contribution, if authorized by Southland for that Plan Year. If so authorized, the Matching Contribution will be made by Southland with respect to a Participant's Deferrals for the Plan Year on up to a maximum of 6% of the Participant's Eligible Compensation (up to $160,000, as adjusted under Code Section 401(a)(17)) minus the amount of the Participant's deferral to the Profit Sharing Plan. Matching Contributions will be credited to Participant Accounts at the same rate that Southland matches under the Profit Sharing Plan, but using years of service with the Company, minus one, rather than years of participation in the Profit Sharing Plan, to determine a Participant's Group.

    The Company Matching Contribution, regardless of when made, will be credited as of December 31st of that Plan Year, but will accrue Interest only after the deposit is made into the Participants' Accounts by book-entry or otherwise.

    The balance credited to a Participant's Account (or sub-account, as the case may be, if different payment dates are selected for different Deferrals) shall be payable at the earliest of the following events, each of which, if selected as a payment date, shall be deemed the "Triggering Event": (a) Separation from employment with the Company; (b) Retirement, Disability or Death, (c) on a fixed date designated by the Participant at the time of Deferral (must be at least three years after the date the Deferral election is made), or (d) upon a Change in Control of Southland.

    Payments, if under (a) or (b) above, shall be made in either a lump sum or in annual installments, as designated by the Participant at the time of the Deferral. The timing of the lump sum payment or the first installment payment will be at the option of the Participant, as designated by the Participant at the time of Deferral. Options are as follows: (a) Payable the month following a Triggering Event, or (b) Payable in January of the year following a Triggering Event.

    If annual installment payments are elected, the installment period will be limited to a maximum of ten (10) annual installments. The first payment will be made as directed by the Participant on the Deferral form and the remaining payments will be paid annually on or about January 15th of each following year (one-tenth of the remaining balance in the first year, one-ninth of the remaining balance in the second year, one-eighth of the remaining balance in the third year, etc.). Account balances will continue to be credited with Interest until paid. A Participant may accelerate or delay the timing of payment elected only if the new election is made at least three years before the payment will then be scheduled to occur. In addition, upon request by the Participant or the Participant's Beneficiary, withdrawal may be made solely at the Administrator's discretion, to assist the Participant or Participant's Beneficiary in the case of Disability or similar hardships, which qualify as an unforeseeable emergency, as determined by the Administrator in his complete discretion. The amount withdrawn may not exceed the amount needed to meet the unforeseeable emergency. In the event that the Participant is granted a payment for an unforeseeable emergency, no Deferrals or Company Matching Contributions shall be made to this Plan or any other similar plan on behalf of the Participant for 12 months following the receipt of the withdrawal by the Participant or the Participant's Beneficiary.

    In the event of a Change in Control of Southland, payments of the Account balance will be paid to Participants within 10 days following the Change in Control in a lump sum including Interest to the date of payment. If the SERP is terminated, the Account balances will be paid in a lump sum no later than January 15th following the termination date.

    A Participant's interest in his or her SERP Account generally cannot be assigned, transferred, garnished, pledged or encumbered. Although the Participant is always 100% vested in his or her Account, the Account cannot be redeemed, in whole or in part, prior to the individual payment dates specified by each Participant at the time of the Deferral.

    The Company reserves the right to amend, modify or terminate the SERP, or suspend any of its provisions, at any time and from time to time, except that no such amendment, modification or termination shall adversely affect the right of any participant to the amounts credited to or accrued in his or her Account at the time of such amendment, modification or termination.

    The Obligations are not convertible into securities of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers, or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.


ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

    The validity of the Obligations offered hereby will be passed upon by Bryan F. Smith, Jr., Senior Vice President and General Counsel of the Company. Mr. Smith owns 251 shares of common stock of the Company and holds options to acquire an additional 425,600 shares of common stock, 97,080 of which are currently exercisable at prices ranging from $3.00 to $7.50 per share. In addition, Mr. Smith is a participant in the Profit Sharing Plan and is eligible to participate in the SERP.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to the Company's Articles of Incorporation and Bylaws and the Texas Business Corporation Act, the Company has agreed to indemnify certain current and former officers and directors in connection with pending litigation as well as with other actions they may have taken while serving as directors or officers of the Company. Pursuant to Article 2.02-1 of the Texas Business Corporation Act, the Company generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to the Company, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for its directors and officers.

    The preceding discussion is not intended to be exhaustive and is qualified in its entirety by the Articles of Incorporation, Bylaws and
Article 2.02-1 of the Texas Business Corporation Act.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   EXHIBITS.

    Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

EXHIBIT NO.                                                            PAGE
4.          INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS,
                    INCLUDING INDENTURES

4.(i)(1) Second Restated Articles of Incorporation of The Southland Corporation, as amended through March 5, 1991, incorporated by reference to The Southland Corporation's Annual Report on Form 10-K for the year ended December 31, 1990, Exhibit 3.(1).

4.(i)(2) Bylaws of The Southland Corporation, restated as amended through April 24, 1996, incorporated by reference to The Southland Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, Exhibit 3.

4.(i)(3) Form of The Southland Corporation Supplemental Executive Retirement Plan for Eligible Employees, effective
           January 1, 1998. *                                         Tab 1

4.(ii)(1)  Indenture, including Debenture, with Ameritrust Company
           National Association, as trustee, providing for 5% First Priority Senior Subordinated Debentures due December 15, 2003, incorporated by reference to The Southland Corporation's Annual Report on Form 10-K for the year ended December 31, 1990, Exhibit 4.(ii)(2).

4.(ii)(2)  Indenture, including Debentures, with The Riggs National
           Bank of Washington, D.C., as trustee providing for 4 1/2% Second Priority Senior Subordinated Debentures (Series A) due June 15, 2004, 4% Second Priority Senior Subordinated Debentures (Series B) due June 15, 2004, and 12% Second Priority Senior Subordinated Debentures (Series C) due
           June 15, 2009, incorporated by reference to The Southland Corporation's Annual Report on Form 10-K for the year ended December 31, 1990, Exhibit 4.(ii)(3).

4.(ii)(3)  Indenture among Cityplace Center East Corporation, Security
           Pacific National Bank, as trustee, and The Sanwa Bank Limited, Dallas Agency, dated as of February 15, 1987, providing for 7 7/8% Notes due February 15, 1995, incorporated by reference to File No. 0-676, Annual Report on Form 10-K for the year ended December 31, 1986, Exhibit 4(ii)(8).

4.(ii)(4)  Specimen 7 7/8% Note due February 15, 1995, issued by Cityplace
           Center East Corporation, incorporated by reference to File No. 0-676, Annual Report on Form 10-K for the year ended
           December 31, 1986, Exhibit 4(ii)(9).

4.(ii)(5)  Form of 4 1/2% Convertible Quarterly Income Debt Securities due
           2010, incorporated by reference to File Nos. 0-676 and 0-16626, Form 8-K, dated November 21, 1995, Exhibit 4(v)1.

5.         OPINION RE LEGALITY AND APPLICABILITY OF ERISA
           Opinion of Bryan F. Smith, Jr., as to the legality of the securities being registered and as to compliance with the provisions of the Employee Retirement Income Security Act
           of 1974.*                                                  Tab 2

15.        LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION.         Tab 3
           Letter of Coopers & Lybrand L.L.P., Independent Auditors.

23.        CONSENTS OF EXPERTS AND COUNSEL.
23.(1) Consent of Bryan F. Smith, Jr., is contained in his opinion attached as Exhibit 5.

23.(2)     Consent of Coopers & Lybrand L.L.P.,
           Independent Auditors.*                                     Tab 4

24.        POWER OF ATTORNEY
           Incorporated by Reference from the Signature Page of this Form S-8.

----------------------------
*Filed or furnished herewith

ITEM 9.    UNDERTAKINGS.
           The Company hereby undertakes:

           (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
            Statement:

                 (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

           (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 16th day of December, 1997.

                                                  THE SOUTHLAND CORPORATION


                                                  By: /s/ Clark J. Matthews, II
                                                     --------------------------
                                                      Clark J. Matthews, II
                                                      President and Chief
                                                        Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below authorizes Bryan F. Smith, Jr., Ezra Shashoua and Carol S. Hilburn, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Company and to file any amendments to this Registration Statement necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate.

SIGNATURE                   CAPACITY                           DATE
---------                   ---------                          -----
/s/ Masatoshi Ito
------------------          Chairman of the Board         December 16, 1997
Masatoshi Ito               and Director

/s/ Toshifumi Suzuki
-------------------         Vice Chairman of the Board    December 16, 1997
Toshifumi Suzuki            and Director

/s/ Clark J. Matthews, II
---------------------       President and Chief           December 16, 1997
Clark J. Matthews, II       Executive Officer and
                            Director (Principal
                            Executive Officer)

/s/ Donald E. Thomas
-------------------         Vice President and            December 16, 1997
Donald E. Thomas            Controller(Principal
                            Accounting Officer)

/s/ Yoshitami Arai
------------------          Director                      December 16, 1997
Yoshitami Arai

/s/ Masaaki Asakura
------------------          Vice President                December 16, 1997
Masaaki Asakura             and Director

/s/ Timothy N. Ashida
------------------          Director                      December 16, 1997
Timothy N. Ashida

/s/ Jay W. Chai
-----------------           Director                      December 16, 1997
Jay W. Chai

/s/ Gary J. Fernandes
----------------            Director                      December 16, 1997
Gary J. Fernandes

/s/ Masaaki Kamata
-----------------           Director                      December 16, 1997
Masaaki Kamata

/s/ James W. Keyes
----------------            Executive Vice President      December 16, 1997
James W. Keyes              and Chief Financial
                            Officer and Director

/s/ Stephen B. Krumholz
-------------------         Executive Vice President      December 16, 1997
Stephen B. Krumholz         and Chief Operating
                            Officer and Director

/s/ Kazuo Otsuka
-------------------         Director                      December 16, 1997
Kazuo Otsuka

/s/ Asher O. Pacholder
------------------          Director                      December 16, 1997
Asher O. Pacholder

/s/ Nobutake Sato
------------------          Director                      December 16, 1997
Nobutake Sato

                                   EXHIBIT INDEX

EXHIBIT                         DESCRIPTION OF EXHIBIT
4.          INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS,
              INCLUDING INDENTURES

4.(i)(1)    Second Restated Articles of Incorporation of The
            Southland Corporation, as amended through March 5, 1991, incorporated by reference to The Southland Corporation's Annual Report on Form 10-K for the year ended
            December 31, 1990, Exhibit 3.(1).

4.(i)(2) Bylaws of The Southland Corporation, restated as amended through April 24, 1996, incorporated by reference to The Southland Corporation's Quarterly
            Report on Form 10-Q for the quarter ended
            September 30, 1996, Exhibit 3.

4.(i)(3)    Form of The Southland Corporation Supplemental            Tab 1
            Executive Retirement Plan for Eligible Employees.*

4.(ii)(1)   Indenture, including Debenture, with Ameritrust
            Company National Association, as trustee, providing for 5% First Priority Senior Subordinated Debentures due December 15, 2003, incorporated by reference to The
            Southland Corporation's Annual Report on Form 10-K for the year ended December 31, 1990, Exhibit 4.(ii)(2).

4.(ii)(2)   Indenture, including Debentures, with The Riggs National
            Bank of Washington, D.C., as trustee providing for 4 1/2%
            Second Priority Senior Subordinated Debentures (Series A) due June 15, 2004, 4% Second Priority Senior Subordinated
            Debentures (Series B) due June 15, 2004, and 12% Second
            Priority Senior Subordinated Debentures (Series C) due
            June 15, 2009, incorporated by reference to The Southland
            Corporation's Annual Report on Form 10-K for the year ended December 31, 1990, Exhibit 4.(ii)(3).

4.(ii)(3)   Indenture among Cityplace Center East Corporation,
            Security Pacific National Bank, as trustee, and The
            Sanwa Bank Limited, Dallas Agency, dated as of
            February 15, 1987, providing for 7 7/8% Notes due
            February 15, 1995, incorporated by reference to File No. 0-676, Annual Report on Form 10-K for the year ended December 31, 1986, Exhibit 4(ii)(8).

4.(ii)(4)   Specimen 7 7/8% Note due February 15, 1995, issued
            by Cityplace Center East Corporation, incorporated by reference to File No. 0-676, Annual Report on
            Form 10-K for the year ended December 31, 1986,
            Exhibit 4(ii)(9).

4.(ii)(5)   Form of 4 1/2% Convertible Quarterly Income Debt
            Securities due 2010, incorporated by reference to File Nos. 0-676 and 0-16626, Form 8-K, dated
            November 21, 1995, Exhibit 4(v)1.

5.          OPINION RE LEGALITY AND APPLICABILITY OF ERISA

            Opinion of Bryan F. Smith, Jr., as to the legality        Tab 2
            of the securities being registered and as to compliance with the provisions of the Employee
            Retirement Income Security Act of 1974.*

15.         LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION.        Tab 3
            Letter of Coopers & Lybrand L.L.P., Independent Auditors*
                               1

23.         CONSENTS OF EXPERTS AND COUNSEL.
23.(1) Consent of Bryan F. Smith, Jr., is contained in his opinion attached as Exhibit 5.
23.(2)      Consent of Coopers & Lybrand L.L.P.,
            Independent Auditors.*                                    Tab 4

24.         Power of Attorney
            Incorporated by Reference from the Signature Page of this Form S-8.

----------------------------
*Filed or furnished herewith
                                     1